U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-A

Dated: March 13, 2023

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

Get Real USA, Inc.
(Exact name of issuer as specified in its charter)

Nevada
(State of other jurisdiction of incorporation or organization)

38276 Pine Creek Place

Murrieta, CA 92562

(760) 215-9769
(Address, including zip code, and telephone number,
including area code of issuer’s principal executive office)

William Barnett
60 Kavenish Dr.

Rancho Mirage, CA 92270

818-436-6410
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

3600	90-1101501
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

This Preliminary Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

This Offering Circular is following the Offering Circular format described in Part II (a)(1)(ii) of Form 1-A.

As filed with the Securities and Exchange Commission on March 13, 2023

PART II – INFORMATION REQUIRED IN OFFERING CIRCULAR -FORM 1-A: TIER 1

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR SUBJECT TO COMPLETION

Dated March 13, 2023

Subject to Completion

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

GET REAL USA, INC.

38276 Pine Creek Place

Murrieta, CA 92562

(760) 215-9769

100,000,000 Shares of Common Stock

$10,000 Minimum Investment

$5,000,000 Maximum Offering Amount

Get Real USA, Inc., a Nevada corporation (the “Company”, “GTRL”, “we”, or “our”), is offering up to a maximum of 100,000,000 shares (the “Maximum Amount”) of our Common Stock, par value $0.0001 per share (the “Shares”) to be sold in this offering (the “Offering”). The Shares are tentatively being offered at a purchase price of $0.05 per Share, for gross proceeds of up to $5,000,000 (the “Maximum Amount”), pursuant to this Offering Circular (this “Offering Circular”). The Company has selected a final price for the shares (the “Offering Price”) of $0.05 per share.

We are selling the Public Shares on a “best efforts” basis through a Tier 1 offering pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), and we intend to sell the Shares either directly to investors or through registered broker-dealers who are paid commissions. The Offering will terminate on the earlier of (i) the date on which the Maximum Offering is sold, or (ii) when the Company elects to terminate the offering for any reason (in each such case, the “Termination Date”). At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The minimum investment amount from an investor is $10,000; however, we expressly reserve the right to waive this minimum in the sole discretion of our management. See “Securities Being Offered” beginning on page 29 for a discussion of certain items required by Item 14 of Part II of Form 1-A. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Amount, then we may hold one or more additional closings for additional sales of Shares, until the earlier of (i) the sale of the Maximum Amount or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective; therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, including, without limitation, merger opportunities, acquisition related expenses, offering expenses, working capital and general corporate purposes and other uses, as more specifically set forth in the “Use of Proceeds” section of this Offering Circular.

i

Subscriptions for Shares are irrevocable, and the purchase price is non-refundable, unless the Company rejects a subscription, as expressly stated in this Offering Circular. All proceeds received by us from subscribers in this Offering will be available for use by us upon our acceptance of subscriptions for the Shares. We expect to commence the sale of Shares of our Common Stock on approximately March 31, 2023.

Our Common Stock is presently quoted on the OTC pink, one of the OTC Markets Group over-the-counter markets, under the trading symbol GTRL. On March 13, 2023, the closing sale price for our Common Stock was $0.0437. Our common stock presently trades on a sporadic and limited basis. Our Board of Directors used its business judgment in setting the value at $.05 purchase price per share to the Company as consideration for the stock to be issued in this offering. The purchase price per share bears no relationship to our book value or any other measure of our current value or worth.

Investing in the Shares involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 5 for a discussion of certain risks that you should consider in connection with an investment in the Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Because these securities are being offered on a “best efforts” basis, the following disclosures are hereby made:

	Number of Common stock shares	Price to Public	Broker-Dealer Discount and Commissions (1)	Proceeds to Company (2)	Proceeds to Other Persons
Per Common Stock Share	100,000,000	$0.05	$.001	$4,900,000	$100,000

Total Offering (3)	100,000,000	$0.05	$.001	$4,900,000	$100,000

(1)

The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to act as the broker-dealer of record in connection with this Offering, but not for underwriting or placement agent services, attached as Exhibit 1.1 hereto. This includes the 2% commission, but it does not include the one-time set-up fee and consulting fee payable by the Company to Dalmore. See “Plan of Distribution” for more details. To the extent that the Company’s officers and directors make any communications in connection with the Offering they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer.

(2)

The amounts shown are before deducting estimated Offering costs to us of approximately $100,000, which include legal, accounting, printing, due diligence, marketing, consulting, selling, and other costs incurred in the Offering. This amount does not include commissions and fees to Dalmore Group, LLC. (See “Use of Proceeds” and “Plan of Distribution.”)

(3)

The Shares are being offered pursuant to Regulation A of Section 3(b) of the Securities Act for Tier 1 offerings. The Shares are only issued to purchasers who satisfy the requirements set forth in Regulation A. We have the option in our sole discretion to waive the minimum investment.

*	We are relying on Rule 253(b) with respect to the determination of the purchase price per share of common stock in this preliminary Offering Circular. We will provide final pricing information in a final or supplemental offering circular at the time of sale of shares of our common stock pursuant to this offering.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV. WE RETAIN COMPLETE DISCRETION TO DETERMINE THAT SUBSCRIBERS ARE “QUALIFIED PURCHASERS” (AS DEFINED IN REGULATION A UNDER THE SECURITIES ACT) IN RELIANCE ON THE INFORMATION AND REPRESENTATIONS PROVIDED TO US REGARDING THEIR FINANCIAL SITUATION.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

The securities underlying this Offering Circular may not be sold until qualified by the Securities and Exchange Commission. This Offering Circular is not an offer to sell, nor soliciting an offer to buy, any Shares in any state or other jurisdiction in which such sale is prohibited.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this Preliminary Offering Circular is March 13, 2023.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. Please carefully read the information in this Offering Circular and any accompanying offering circular supplements, which we refer to collectively as the Offering Circular. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date or as of the respective dates of any documents or other information incorporated herein by reference, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

This Offering Circular is part of an Offering Statement that we filed with the SEC using a continuous offering process pursuant to Rule 251(d)(3)(i)(F) under the Securities Act. Periodically, we may provide an offering circular supplement that would add, update, or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports that we will file periodically with the SEC. The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to the “Company,” “GTRL,” “we,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of Get Real USA, Inc.

NASAA UNIFORM LEGEND

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED ‘BLUE SKY’ LAWS).

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

PATRIOT ACT RIDER

The Investor hereby represents and warrants that Investor is not, nor is it acting as an agent, representative, intermediary or nominee for, a person identified on the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, the Investor has complied with all applicable U.S. laws, regulations, directives, and executive orders relating to anti-money laundering, including but not limited to the following laws: (1) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and (2) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001.

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NO DISQUALIFICATION EVENT (“BAD BOY” DECLARATION)

NONE OF THE COMPANY, ANY OF ITS PREDECESSORS, ANY AFFILIATED ISSUER, ANY DIRECTOR, EXECUTIVE OFFICER, OTHER OFFICER OF THE COMPANY PARTICIPATING IN THE OFFERING CONTEMPLATED HEREBY, ANY BENEFICIAL OWNER OF 20% OR MORE OF THE COMPANY’S OUTSTANDING VOTING EQUITY SECURITIES, CALCULATED ON THE BASIS OF VOTING POWER, NOR ANY PROMOTER (AS THAT TERM IS DEFINED IN RULE 405 UNDER THE SECURITIES ACT OF 1933) CONNECTED WITH THE COMPANY IN ANY CAPACITY AT THE TIME OF SALE (EACH, AN “ISSUER COVERED PERSON”) IS SUBJECT TO ANY OF THE “BAD ACTOR” DISQUALIFICATIONS DESCRIBED IN RULE 506(D)(1)(I) TO (VIII) UNDER THE SECURITIES ACT OF 1933 (A “DISQUALIFICATION EVENT”), EXCEPT FOR A DISQUALIFICATION EVENT COVERED BY RULE 506(D)(2) OR (D)(3) UNDER THE SECURITIES ACT. THE COMPANY HAS EXERCISED REASONABLE CARE TO DETERMINE WHETHER ANY ISSUER COVERED PERSON IS SUBJECT TO A DISQUALIFICATION EVENT.

Continuous Offering

Under Rule 251(d)(3) to Regulation A, the following types of continuous or delayed Offerings are permitted, among others: (1) securities offered or sold by or on behalf of a person other than the issuer or its subsidiary or a person of which the issuer is a subsidiary; (2) securities issued upon conversion of other outstanding securities; or (3) securities that are part of an Offering which commences within two calendar days after the qualification date. These may be offered on a continuous basis and may continue to be offered for a period in excess of 30 days from the date of initial qualification. They may be offered in an amount that, at the time the Offering statement is qualified, is reasonably expected to be offered and sold within one year from the initial qualification date. No securities will be offered or sold “at the market.” The Shares will be sold at a fixed price to be determined after qualification. We have provided a bona fide estimate of the price range of the Offering, pursuant to Rule 253(b)(2). The Offering Price will be filed by the Company via an offering circular supplement pursuant to Rule 253(c). The supplement will not, in the aggregate, represent any change from the maximum aggregate Offering Price calculable using the information in the qualified Offering statement. This information will be filed no later than two business days following the earlier of the date of determination of such pricing information or the date of first use of the Offering Circular after qualification.

Sale of these shares will commence within two calendar days of the qualification date, and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the Securities by the Company.

Forward Looking Statement Disclosure

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans, and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans, or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

NO STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

Our Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 1 offering pursuant to Regulation A under the Securities Act, this Offering is NOT exempt from state law “Blue Sky” review.

Shares in this Offering will only be sold to qualified purchasers. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who:

1.	Whose net worth, or joint net worth with the person’s spouse or spousal equivalent, exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	had earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and has a reasonable expectation of reaching the same income level in the current year; or

3.	is holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status; or

4.	is a “family client,” as defined by the Investment Advisers Act of 1940, of a family office meeting the requirements in Rule 501(a) of Regulation D and whose prospective investment in the issuer is directed by such family office pursuant to Rule 501(a) of Regulation D.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

The high, and low closing rates for United States dollars for each of the three years in the period ended December 31, 2022, as quoted by the OTC Markets, were as follows:

	Year ended December 31
	2022	2021	2020
High	$0.0315	$0.570	$0.051
Low	$0.0120	$0.012	$0.040

OFFERING CIRCULAR SUMMARY, PERKS AND RISK FACTORS

OFFERING CIRCULAR SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offering Circular and/or incorporated by reference in this Offering Circular. For full offering details, please (1) thoroughly review this Form 1-A filed with the Securities and Exchange Commission (2) thoroughly review this Offering Circular and (3) thoroughly review any attached documents to or documents referenced in, this Form 1-A and Offering Circular.

Unless otherwise indicated, the terms “Get Real USA,” “GTRL,” “the Company,” we,” “our,” and “us” are used in this Offering Circular to refer to Get Real USA, Inc. and its subsidiaries.

Corporate Information

Get Real USA, Inc (formerly Hydrogen Hybrid Corporation.) was incorporated under the laws of the State of Nevada on June 21, 1995 under the name “Synthetic Research Industries, Inc. On February 25, 2000, a form 15c211 was filed with the Securities and Exchange Commission. After a number of name changes and attempts at various business opportunities the company, on November 18, 2008, became Hydrogen Hybrid Corporation. On December 16, 2010 it became Get Real USA, Inc. Get Real USA, Inc. was previously engaged in the production of low-budget, high quality, genre pictures with recognizable name talent. Our current team is focused on carrying out their mission of growing the Company, by focusing on reducing risk and maximizing profitability. The Company is currently engaged in the development, finance, sales, acquisition, distribution and marketing of high quality intellectual property devoted for the financing, insurance, and transportation markets.

Although the Company has been engaged in several different businesses, Get Real has recently been restructured and its main business focus is providing loans and insurance services with its acquisition of Tu Beneficios as noted below in August 2020. In addition, the Company is structured as a holding company that engages in various different verticals and will continue to look for merger and acquisition opportunities as capital becomes available. We are continuing to focus on a new vertical of transportation services as we see many lucrative opportunities in this industry as there are options for long term contracts with certain enterprises for our service offering. Our plan is to acquire a business that focuses on a specific region offering transportation services in connection with contracts and commitments that are executed with local and regional regulatory bodies. The Company will offer transportation and relocation services required to be used by the local and regional authorities within the areas of which we will operate.

Effective February 15, 2018, the Company effected a 1-for-1000 reverse stock split of its issued and outstanding common stock. The consolidated financial statements of Get Real consist of Taylor Group Corporation (“Taylor Group”) and TU Beneficios SA DE CV (“TB”).

On August 8, 2020, the Company acquired TU Beneficios SA DE CV (“TB”) through a share exchange and reorganization agreement, whereby, the Company issued 750,000 shares of its restricted stock for 100% of the shares of TB. The consolidated financial statements of Get Real consist of Taylor Group Corporation (“Taylor Group”) and TU Beneficios SA DE CV (“TB”).

The foregoing description of the share exchange and reorganization agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, which is filed hereto as Exhibit 6.1, to our Regulation A Offering, and is incorporated herein by reference.

In August 2021, the Company through its subsidiary TB entered into an agreement with A.N.A. Insurance Company, S.A. DE C.V. (“ANA”) which provide rights to TB for promotion, placement, and commercialization of related party insurance products. This new vertical under TB has allowed the Company to further its potential for insurance services being offered in Baja California, Mexico for commercial and consumer needs. TB has historically been engaged in offering financing and bridge loan opportunities for small businesses and financing for consumers looking to obtain loans for residential properties in Baja California, Mexico. Our specific transportation target that we plan to acquire in the first quarter of 2023 will make up the majority of our operations moving forward and will be accounted for as a substantial acquisition. This business will operate in southern California which is where we are headquartered. The Company’s principal executive offices are located at 38276 Pine Creek Place, Murrieta, CA 92562.

The Offering Circular Summary

Issuer	Get Real USA, Inc.

Type of Stock Offering	Common stock

Price per share	We have provided a bona fide price per share of $0.05.

Minimum Investment:	$10,000 per investor. We may waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

Maximum Offering:	$5,000,000. The Company will not accept investments that would be, in aggregate, greater than the Maximum Offering amount.

Investment Amount Restrictions:	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Method of subscription	After the qualification by the SEC of the Offering Statement of which this Offering Circular is a part, investors can subscribe to purchase the Shares by completing the Subscription Agreement and sending payment by check, wire transfer, ACH, credit card, or any other payment method accepted by the Company. Upon the approval of any subscription, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. Subscriptions are irrevocable and the purchase price is non-refundable.

Total shares of common stock outstanding immediately after this offering	130,387,209 Shares of common stock, assuming that all of the Shares offered by this offering circular is sold in this offering.

Transfer Agent and Registrar:	Pacific Stock Transfer Co. is our transfer agent and registrar in connection with the Offering.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which includes, among other purposes, the acquisition of a new target. See “Use of Proceeds.”

Existing Trading Market	Our common stock is currently quoted on the OTC-PINK, one of the OTC Markets Group over-the-counter markets, under the trading symbol “GTRL”.

Risk Factors	Investing in our securities involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 5 of this offering circular.

Dividend Policy	We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future.

Length of offering	The Offering will terminate on the earlier of (i) the date on which the Maximum Offering is sold, or (ii) when the Company elects to terminate the offering for any reason (in each such case, the “Termination Date”). At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements.

The Offering

Common Stock Outstanding (1)	30,387,209 Shares
Common Stock in this Offering	100,000,000 Shares
Stock to be outstanding after the offering (2)	130,387,209 Shares

(1)	As of the date of this Offering Circular.
(2)	The total number of Shares of Common Stock assumes that the maximum number of Shares are sold in this Offering. The Company may not be able to sell the Maximum Offering Amount. The Company will conduct one or more closings on a rolling basis as funds are received from investors.

Investment analysis

There is no assurance the Company will be profitable, or that management’s opinion of the Company’s future prospects will not be outweighed by the unanticipated losses, adverse regulatory developments and other risks. Investors should carefully consider the various risk factors below before investing in the Shares.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. The risk factors described below summarize some of the material risks inherent in an investment in us. These risk factors are not presented in any particular order of significance. Each prospective investor should carefully consider the following risk factors inherent in and affecting our business and the Offering before making an investment decision. You should also refer to the other information set forth in this Offering Circular and to the risk factors in our SEC filings.

Risks Related to the Company and Its Business

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

We have incurred losses in prior periods. For the fiscal year ended January 31, 2022, and the nine months ended October 31, 2022, we incurred a net loss of $103,188, and $153,006 (unaudited) and, as of that date, we had an accumulated deficit of $2,158,978 and $2,311,985 (unaudited) respectively. Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

There is doubt about our ability to continue as a viable business.

We have not earned a profit from our operations during recent financial periods. There is no assurance that we will ever earn a profit from our operations in future financial periods.

We may be unable to obtain sufficient capital to implement our full plan of business.

Currently, we do not have sufficient financial resources with which to establish our new business strategies. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to satisfy our working capital needs.

We do not have a successful operating history.

For the quarter ended October 31, 2022, we generated revenues of $55,287 and a net loss from operations of $153,006, which makes an investment in the Offered Shares speculative in nature. Because of this lack of operating success, it is difficult to forecast our future operating results. Additionally, our operations will be subject to risks inherent in the implementation of new business strategies, including, among other factors, efficiently deploying our capital, developing, and implementing our marketing campaigns and strategies and developing greater awareness. Our performance and business prospects will suffer if we are unable to overcome the following challenges, among others:

●	our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a going concern;

●	our ability to execute our business strategies;

●	our ability to manage our expansion, growth, and operating expenses;

●	our ability to finance our business;

●	our ability to compete and succeed in highly a competitive industry; and

●	future geopolitical events and economic crisis.

There are risks and uncertainties encountered by under-capitalized companies.

As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

We may not be successful in establishing our business model.

We are unable to offer assurance that we will be successful in establishing our business model. Should we fail to do so, you can expect to lose your entire investment in the Offered Shares.

We may never earn a profit in future financial periods.

Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit in future financial periods.

If we are unable to manage future expansion effectively, our business may be adversely impacted.

In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating, and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of our Chief Executive Officer; the loss of this executive officer could disrupt our operations and adversely affect the further development of our business.

Our success in establishing and implementing our business strategies will depend, primarily, on the continued service of our Chief Executive Officer, Aslo Taylor. The loss of service of Mr. Aslo Taylor, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations.

If we are unable to recruit and retain key personnel, our business may be harmed.

If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our Board of Directors may change our policies without shareholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt, and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Risks Related to this Offering and Investment

We may undertake additional equity or debt financing that would dilute the shares in this offering.

The Company may undertake further equity or debt financing, which may be dilutive to existing shareholders, including you, or result in an issuance of securities whose rights, preferences and privileges are senior to those of existing shareholders, including you, and also reducing the value of Shares subscribed for under this Offering.

An investment in the shares is speculative and there can be no assurance of any return on any such investment.

An investment in the Company’s shares is speculative, and there is no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

The Shares are offered on a “Best Efforts” basis, and we may not raise the Maximum Amount being offered.

Since we are offering the shares on a “best efforts” basis, there is no assurance that we will sell enough shares to meet our capital needs. If you purchase shares in this Offering, you will do so without any assurance that we will raise enough money to satisfy the full Use Of Proceeds To Issuer which we have outlined in this Offering Circular or to meet our working capital needs.

If the maximum offering is not raised, it may increase the amount of long-term debt or the amount of additional equity we need to raise.

There is no assurance that the maximum number of shares in this Offering will be sold. If the maximum Offering amount is not sold, we may need to incur additional debt or raise additional equity in order to finance our operations. Increasing the amount of debt will increase our debt service obligations and make less cash available for distribution to our shareholders. Increasing the amount of additional equity that we will have to seek in the future will further dilute those investors participating in this Offering.

We have not paid dividends in the past and do not expect to pay dividends in the future, so any return on investment may be limited to the value of our shares.

We have never paid cash dividends on our Shares and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Shares will depend on earnings, financial condition and other business and economic factors affecting it at such time that management may consider relevant. If we do not pay dividends, our Shares may be less valuable because a return on your investment will only occur if its stock price appreciates.

We may not be able to obtain additional financing.

Even if we are successful in selling the maximum number of shares in the Offering, we may require additional funds to continue and grow our business. We may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force us to delay our plans for growth and implementation of our strategy which could seriously harm our business, financial condition, and results of operations. If we need additional funds, we may seek to obtain them primarily through additional equity or debt financings. Those additional financings could result in dilution to our current shareholders and to you if you invest in this Offering.

The offering price has been arbitrarily determined.

The offering price of the shares has been arbitrarily established by us based upon our present and anticipated financing needs and bears no relationship to our present financial condition, assets, book value, projected earnings, or any other generally accepted valuation criteria. The offering price of the Shares may not be indicative of the value of the shares or the Company, now or in the future.

The management of the Company has broad discretion in application of proceeds.

The management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this offering in order to address changed circumstances and opportunities. As a result of the foregoing, our success will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds hereof.

An investment in our shares could result in a loss of your entire investment.

An investment in the Company’s shares offered in this Offering involves a high degree of risk and you should not purchase the Shares if you cannot afford the loss of your entire investment. You may not be able to liquidate your investment for any reason in the near future.

There is no assurance that we will be able to pay dividends to our Shareholders.

While we may choose to pay dividends at some point in the future to our shareholders, there can be no assurance that cash flow and profits will allow such distributions to ever be made.

Sales of a substantial number of shares of our stock may cause the price of our stock to decline.

If our shareholders sell substantial amounts of our shares in the public market, shares sold may cause the price to decrease below the current offering price. These sales may also make it more difficult for us to sell equity or equity related securities at a time and price that we deem reasonable or appropriate.

You should be aware of the long-term nature of this investment.

Because the shares have not been registered under the Securities Act or under the securities laws of any state or non-United States jurisdiction, the Shares may have certain transfer restrictions. It is not currently contemplated that registration under the Securities Act or other securities laws will be effected. Limitations on the transfer of the shares may also adversely affect the price that you might be able to obtain for the shares in a private sale. You should be aware of the long-term nature of your investment in the Company. You will be required to represent that you are purchasing the Securities for your own account, for investment purposes and not with a view to resale or distribution thereof.

The Shares in this Offering have no protective provisions.

The Shares in this Offering have no protective provisions. As such, you will not be afforded protection by any provision of the Shares or as a Shareholder in the event of a transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving the Company. If there is a ‘liquidation event’ or ‘change of control’ the Shares being offered do not provide you with any protection. In addition, there are no provisions attached to the Shares in the Offering that would permit you to require the Company to repurchase the Shares in the event of a takeover, recapitalization or similar transaction.

You will not have significant influence on the management of the Company.

Substantially all decisions with respect to the management of the Company will be made exclusively by the officers, directors, managers, or employees of the Company. You will have a very limited ability, if at all, to vote on issues of Company management and will not have the right or power to take part in the management of the Company and will not be represented on the board of directors or by managers of the Company. Accordingly, no person should purchase Shares unless he or she is willing to entrust all aspects of management to the Company.

There is no guarantee of any return on your investment.

There is no assurance that you will realize a return on your investment or that you will not lose your entire investment. For this reason, you should read this Offering Circular and all exhibits and referenced materials carefully and should consult with your own attorney and business advisor prior to making any investment decision.

Our Subscription Agreement identifies the state of Nevada for purposes of governing law.

The Company’s Subscription Agreement for shares issued under this Offering contains a choice of law provision stating, “all questions concerning the construction, validity, enforcement and interpretation of the Offering Circular, including, without limitation, this [Subscription] Agreement, shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.” As such, excepting matters arising under federal securities laws, any disputes arising between the Company and shareholders acquiring shares under this offering shall be determined in accordance with the laws of the state of Nevada. Furthermore, the Subscription Agreement establishes the state and federal courts located in Nevada as having jurisdiction over matters arising between the Company and shareholders.

These provisions may discourage shareholder lawsuits or limit shareholders’ ability to obtain a favorable judicial forum in disputes with the Company and its directors, officers, or other employees.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY’S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE. CURRENT RISK FACTORS SPECIFIC TO OUR BUSINESS LINES WOULD DIRECTLY BE IMPACTED BY ANY DOWNTURN IN THE COMMERCIAL AND RESIDENTIAL REAL ESTATE MARKETS AS WELL AS COSTS SURROUNDING TRANSPORTATION WHICH MAY OR MAY NOT INCLUDE A LARGE AND LOOMING INCREASE TO FUEL PRICES, CERTAIN INCREASES IN GOVERNMENT TAXATION, AND POLITICAL REFERENDUMS.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per unit and the as-adjusted net tangible book value per share after this offering.

The net tangible book value (deficit) of our common stock as of January 31, 2022, was approximately $(131,660), or approximately $(0.0043) per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of our shares of common stock outstanding as of January 31, 2022.

After giving effect to the sale of 100,000,000 Shares in this offering at the offering price of $0.05 per Share, our as adjusted net tangible book value as of January 31, 2022, would have been approximately $4,940,000, or approximately $0.049 per share.

The offering costs assumed in the following table includes up to $100,000 in commissions to Dalmore Group, LLC, as well as legal and accounting fees incurred for this Offering. The table presents a fully subscribed $5,000,000 raise from this offering (maximum offering) at our minimum offering price and our maximum offering price.

This represents an immediate increase in net tangible book value of approximately $0.05 per share to our existing security holders and an immediate dilution in as-adjusted net tangible book value of approximately $ per share to purchasers of units in this offering, as illustrated by the following table:

Public offering price per Share	$0.050
Consolidated net tangible book value per Common Share	$(0.0043)
Increase in consolidated net tangible book value per Common Share	$0.050
As adjusted consolidated net tangible book value per Common Share	$0.049
Dilution per Common Share to new investors participating in this offering	$0.049

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

PLAN OF DISTRIBUTION

We are offering a Maximum Offering of up to $5,000,000 in Shares of our Common Stock. The offering is being conducted on a best-efforts basis without any minimum number of shares or amount of proceeds required to be sold. There is no minimum subscription amount required (other than a per investor minimum purchase) to distribute funds to the Company. The Company will not initially sell the Shares through commissioned broker-dealers but may do so after the commencement of the offering. Any such arrangement will add to our expenses in connection with the offering.

If we engage one or more commissioned sales agents or underwriters, we will supplement this Form 1-A to describe the arrangement. Subscribers have no right to a return of their funds. The Company may terminate the offering at any time for any reason at its sole discretion and may extend the Offering past the termination date of 365 days from the date of qualification by the Commission in the absolute discretion of the Company and in accordance with the rules and provisions of Regulation A of the JOBS Act. None of the Shares being sold in this Offering are being sold by existing securities holders.

After the Offering Statement has been qualified by the Securities and Exchange Commission (the “SEC”), the Company will accept tenders of funds to purchase the Shares. No escrow agent is involved, and the Company will receive the proceeds directly from any subscription. You will be required to complete a subscription agreement in order to invest.

All subscription agreements and checks received by the Company for the purchase of shares are irrevocable until accepted or rejected by the Company and should be delivered to the Company as provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s Chief Executive Officer or by specific resolution of our board of directors. Any subscription not accepted within 30 days will be automatically deemed rejected. Once accepted, the Company will deliver a stock certificate to a purchaser within five days from request by the purchaser; otherwise, purchasers’ shares will be noted and held on the book records of the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers.

This Offering will commence on the qualification of this Offering Circular, as determined by the Securities and Exchange Commission and continue for a period of 365 days. The Company may extend the Offering for an additional time period unless the Offering is completed or otherwise terminated by us, or unless we are required to terminate by application of Regulation A of the JOBS Act. Funds received from investors will be counted towards the Offering only if the form of payment, such as a check or wire transfer, clears the banking system and represents immediately available funds held by us prior to the termination of the subscription period, or prior to the termination of the extended subscription period if extended by the Company.

This is an offering made under “Tier 1” of Regulation A, and the shares will not be listed on a registered national securities exchange upon qualification. Therefore, the shares will be sold only to a person if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of the shares. Investor suitability standards in certain states may be higher than those described in this Form 1-A and/or Offering Circular. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons. Different rules apply to accredited investors.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares. Broker-dealers and other persons participating in the offering must make a reasonable inquiry in order to verify an investor’s suitability for an investment in the Company. Transferees of the shares will be required to meet the above suitability standards.

The shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) is named on the list of “specially designated nationals” or “blocked persons” maintained by the U.S. Office of Foreign Assets Control (“OFAC”) at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time, (ii) an agency of the government of a Sanctioned Country, (iii) an organization controlled by a Sanctioned Country, or (iv) is a person residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC. A “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at www.ustreas.gov/offices/enforcement/ofac/sdn or as otherwise published from time to time. Furthermore, the shares may not be offered, sold, transferred, or delivered, directly or indirectly, to any person who (i) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (ii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with, sanctioned persons or Sanctioned Countries.

The Company has engaged Dalmore Group, LLC as its broker/dealer of record. Dalmore Group, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to Dalmore Group, LLC in connection with this offering:

Per Share
Public Offering Price	$0.0500
Commissions	$0.0008
Proceeds, before expenses, to us	$0.0492

Other Terms

Dalmore Group, LLC has also agreed to perform the following services in exchange for the compensation discussed above:

●	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer of the Company;

●	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investors participation;

●	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

●	Not provide any investment advice nor any investment recommendations to any investor;

●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

●	Coordinate with third party providers to ensure adequate review and compliance.

In addition to the commission described above, the Company will also pay a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Company’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. Dalmore Group will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time Consulting Fee of $20,000 for these services payable upon the issuance of a FINRA No Objection Letter.

In addition, we agreed to indemnify Dalmore Group and each of its affiliates and their respective representatives and agents for any loss, liability, judgment, arbitration award, settlement, damage or cost (which we refer to as losses) incurred in any third-party suit, action, claim or demand (which we refer to, collectively, as a proceeding) to the extent they are based upon our breach of any provision of Broker-Dealer Agreement, our wrongful acts or omissions or this Offering. Dalmore Group agreed to indemnify us and each of our affiliates and their and our representatives and agents from any losses arising out of any proceeding to the extent they are based upon Dalmore Group’s breach of the agreement or the wrongful acts or omissions of Dalmore Group or Dalmore Group’s failure to comply with any applicable federal, state or local laws, regulators or codes in the performance of its obligations under the agreement.

The Broker-Dealer Agreement has a one year term from the beginning of the offering and will renew automatically for one additional year unless either party provides notice of non-renewal at least 30 days prior to the expiration of the then-current term. Additionally, the agreement may be terminated by either party for breach, misrepresentation, failure to comply with legal requirements or insolvency.

Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to Dalmore Group, LLC will be approximately $100,000 in cash.

OTC Markets Considerations

The OTC Markets is separate and distinct from the New York Stock Exchange and Nasdaq stock market or other national exchange. Neither the New York Stock Exchange nor Nasdaq has a business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to New York Stock Exchange and Nasdaq-listed securities, do not apply to securities quoted on the OTC Markets.

Although other national stock markets have rigorous listing standards to ensure the high quality of their issuers and can delist issuers for not meeting those standards; the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Investors may have greater difficulty in getting orders filled than if we were on Nasdaq or other exchanges. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than New York Stock Exchange and Nasdaq-listed securities.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, net of expenses, will be approximately $4,900,000 in the event all of the Shares are sold.

We intend to use $3,500,000 of the net proceeds of this offering to acquire additional targets, $500,000 to expand existing business verticals, and $900,000 allocate additional finances towards internal resources that can increase our output and margins.

Our expected use of net proceeds from the offering represents our current intentions based upon our present plans and business condition. Investors are cautioned, however, that expenditures may vary substantially from these uses. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including the amount of cash generated by our operations, the amount of competition and other operational factors. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

OUR BUSINESS

Get Real USA, Inc., (the “Company” or “Get Real”), is located in Murrieta, California, and was incorporated in Nevada on June 21, 1995. Although the Company has been engaged in several different businesses, current management has developed a new business model and is moving operations in a new direction which involves the acquisition of other targets as described below.

The Issuer’s previous businesses were unrelated to the current business plan and was previously engaged in the production of low-budget, high quality, genre pictures with recognizable name talent. The shareholders have retained seasoned management to implement the current business plan described below which entails providing digital marketing services for small and mid-sized businesses and acquiring new targets.

Get Real has recently been restructured and its main business focus is providing digital marketing services for small and mid-sized businesses including website building, e-commerce, search engine optimization, social media campaign boosting, and mobile app development. Our current team is focused on carrying out their mission of growing the Company, by focusing on reducing risk and maximizing profitability. The Company is currently engaged in the development, finance, sales, acquisition, distribution and marketing of high quality intellectual property devoted for the financing, insurance, and transportation markets.

Get Real has recently been restructured and its main business focus is providing loans and insurance services. In addition the Company is structured as a holding company that engages in various different verticals and will continue to look for merger and acquisition opportunities as capital becomes available. We are continuing to focus on a new vertical of transportation services as we see many lucrative opportunities in this industry as there are options for long term contracts with certain enterprises for our service offering.

On August 8, 2020, the Company acquired TU Beneficios SA DE CV (“TB”) through a share exchange and reorganization agreement, whereby, the Company issued 750,000 shares of its restricted stock for 100% of the shares of TB. The consolidated financial statements of Get Real consist of Taylor Group Corporation (“Taylor Group”) and TU Beneficios SA DE CV (“TB”).

The foregoing description of the share exchange and reorganization agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, which is filed hereto as Exhibit 6.1, to our Regulation A Offering, and is incorporated herein by reference.

In August 2021, the Company through its subsidiary TB entered into an agreement with A.N.A. Insurance Company, S.A. DE C.V. (“ANA”) which provide rights to TB for promotion, placement, and commercialization of insurance products. This new vertical under TB has allowed the Company to further its potential for insurance services being offered in Baja California, Mexico for commercial and consumer needs. TB has historically been engaged in offering financing and bridge loan opportunities for small businesses and financing for consumers looking to obtain loans for residential properties in Baja California, Mexico.

The Company’s mission is to “level the playing field” with state-of-the-art technology complimented by a seasoned marketing team that provides high-impact strategies and tactics at competitive pricing.

The consolidated financial statements (or “financial statement”) of Get Real consist of Taylor Group Corporation (“Taylor Group”) and TU Beneficios SA DE CV (“TB”), at the year ended January 31, 2022.

Property

Our corporate offices are located at 38276 Pine Creek Place, Murrieta, California, 92562. At this address, Get Real USA, Inc. occupies an office premises sufficient for its current needs. The cost of our 950 square foot office is approximately $1,550 a month and is on a month to month term.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations as of January 31, 2022, and 2021 and the Nine Months ended October 31, 2022 and 2021

Cautionary Notice Regarding Forward Looking Statements

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

Results of Operations Year Ended January 31, 2022, vs. Year Ended January 31, 2021

	Year Ended January 31,		Favorable
	2022	2021	(Unfavorable)%
Revenue	$71,795	$139,041	(67,246)	(48.3)
Cost of revenue	23,838	140,525	116,687	81.6
Gross profit	47,957	(1,484)	49,441	3,331.6
Operating expenses	116,722	195,205	78,483	40.2
Loss from operations	(68,765)	(196,689)	127,924	65.0
Other income (expense)	(34,423)	10,793	(45,216)	(418.9)
Net loss	$(103,188)	$(185,896)	$82,708	44.5

Revenue

Revenue of the Company during the current year decreased by $67,246 or 48.3% compared to the previous year. As we continue to shift gears toward our new business lines we have seen a minor and temporary decrease in operations for the comparable periods. The main reason for the decrease during the year ended January 31, 2022 relates to how we recognize our revenue and meet our performance obligations and under the new revenue recognition rules under ASC 606.

Cost of Revenue

Cost of revenue decreased by $116,687 or 81.6% from the previous year to $23,838 during the current year compared to $140,525 during the previous year. The decrease was mainly due to the direct decrease in revenues in addition to a change in our revenue streams which have created a more favorable profit margin with less direct costs of services. As we continue to shift gears toward our new business lines of insurance services and transportation we have seen a minor and temporary decrease in operations for the comparable periods.

Operating Expenses

Our operating expenses decreased by $78,483 or 40.2% to $116,722 in 2022 compared to $195,205 for 2021. The operating expenses were comprised primarily of professional fees, and general and administrative expenses such as legal and accounting fees associated with public filings and business consulting on growing our business.

General & administrative expenses decreased by $16,141 to $17,338 in 2022 compared to $33,479 in 2021. Such increase was mainly attributed to a decrease in overhead as we shift our focus on our new business lines.

Professional fees decreased by $37,676 to $99,402 in 2022 compared to $161,726 in 2021. Such decrease was mainly attributed to a decrease in legal fees as we shift our focus on our new business lines.

Other Income / Expense

Other Expense was $34,423 in 2022 compared to an income of $10,793 in 2021.

The increase in other expense during our fiscal year 2022 was primarily the result of the gain on foreign currency exchange in 2021 which was a loss on foreign currency.

Interest expense decreased by $1,167 in 2022 to $9,052 during the year ended compared to $10,219 in 2021.

Liquidity and Capital Resources

	As of January 31,		Increase
	2022	2021	(Decrease)
Working Capital
Current assets	$57,101	$131,667	$(74,566)
Current liabilities	189,252	277,438	88,186
Working capital deficit	$(132,151)	$(145,771)	$13,620
Long-term debt	$-	$-	$-
Stockholders’ deficit	$(57,187)	$(62,499)	$5,312

	For Year Ended January 31,		Increase
	2022	2021	(Decrease)
Statements of Cash Flows Select Information
Net cash provided (used) by:
Operating activities	$(49,011)	$(94,520)	$45,509
Financing activities	$105,000	$101,500	$3,500

Results of Operations Nine Months Ended October 31, 2022, vs. Nine Months Ended October 31, 2021

	Nine Months Ended October 31,		Favorable
	2022	2021	(Unfavorable)%
Revenue	$55,287	$5,192	50,095	964.8
Cost of revenue	19,749	-	19,749	100.0
Gross profit	35,537	5,192	30,345	584.5
Operating expenses	172,037	83,112	88,925	106.9
Loss from operations	(136,499)	(77,920)	(58,579)	(75.2)
Other expense	(16,507)	(25,621)	9,114	35.6
Net loss	$(153,006)	$(103,541)	$(49,465)	(47.8)

Revenue

Revenue of the Company during the current period increased by $50,095 or 964.8% compared to the previous year. As we continue to shift gears toward our new business lines we have seen a some temporary changes in operations for the comparable periods. The main reason for the change during the nine months ended October 31, 2022 relates to how we recognize our revenue and meet our performance obligations and under the new revenue recognition rules under ASC 606.

Cost of Revenue

Cost of revenue increased by $19,749 or 100% from the previous period of $nil. The increase was mainly due to the direct increase in revenues in addition to a change in our revenue streams which have created a more favorable profit margin with less direct costs of services. As we continue to shift gears toward our new business lines of insurance services and transportation we have seen a minor and temporary change in operations for the comparable periods which will be more consistent period over period moving forward.

Operating Expenses

Our operating expenses increased by $88,925 or 106.9% to $172,037 in 2022 compared to $83,112 for 2021. The operating expenses were comprised primarily of professional fees, and general and administrative expenses such as legal and accounting fees associated with public filings and business consulting on growing our business and these have increased substantially with additional incoming capital and the integration of our new insurance business lines and efforts to acquire new targets.

Other Income / Expense

Other Expense was $16,507 in 2022 compared to $25,621 in 2021.

The decrease in other expense during our fiscal year 2022 was primarily the result of the change on foreign currency exchange period over period which was offset by an increase in interest expense with the additional notes payable in 2022.

Liquidity and Capital Resources

	As of October 31,		Increase
	2022	2021	(Decrease)
Working Capital
Current assets	$255,288	$127,492	$127,796
Current liabilities	286,050	259,978	26,072
Working capital deficit	$(285,158)	$(132,486)	$(152,672)
Long-term debt	$-	$-	$-
Stockholders’ deficit	$(210,194)	$(57,522)	$(152,672)

	For Nine Months Ended October 31,		Increase
	2022	2021	(Decrease)
Statements of Cash Flows Select Information
Net cash provided (used) by:
Operating activities	$(184,634)	$(53,954)	$(130,680)
Financing activities	$130,000	$55,000	$75,000

Going Concern

The financial statements attached to this Offering Circular have been prepared assuming that the company will continue as a going concern which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. Additional financing is needed for the successful completion of the company’s contemplated plan of operations and its transition, ultimately, to the attainment of profitable operations. The company’s ability to raise additional equity or debt financing is unknown. An inability to resolve these factors would raise substantial doubts about the company’s ability to continue as a going concern. These financial statements do not include any adjustments that may result from the outcome of the aforementioned uncertainties.

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations are based upon the Company’s condensed financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. In consultation with the Company’s Board of Directors, management has identified in the accompanying financial statements the accounting policies that it believes are key to an understanding of its financial statements. These are important accounting policies that require management’s most difficult, subjective judgments.

Recently Issued Accounting Pronouncements

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, obligations under any guaranteed contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

MANAGEMENT

The following table sets forth the name and age of officers and director. Our Executive officers are elected annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Name	Age	Position	Term of Office	Approx. Hours Per Week
Also Taylor	56	Chief Executive Officer and Director	November 2017-present	40
Robert Keller	60	President	September 2020-present	40

Biographies

Aslo Taylor – CEO and Director

Aslo Taylor has spent the past 5 years with GTRL and maintaining focus on providing its shareholders the best value with continued growth. Mr. Taylor brings a vast scope of project management experience encompassing operations, sales and staff management along with advertising integration. He currently is President and Chairman of the Board to numerous companies. He holds executive consulting positions with various publicly trading companies, start-ups, and public utilities assisting them with the processes of entrepreneurial activity. His consulting and promotional services extend to the following house hold names such as Hair Club for Men and Lawrence Welk Resorts, New Visual Entertainment, Light Year Communications, Sign on San Diego and Hotel Del Coronado.

Mr. Taylor has introduced and assisted many companies with the ups and downs of various forms of entrepreneurial opportunity, identification pursuit to individuals, organizations, and industries, including innovation in products, services, processes, and business models as central to entrepreneurial activity. Much of his focuses included the structure and role of venture capital and private equity organizations in which he has helped them achieve award winning success by raising millions of dollars.

Mr. Taylor was honorably discharged as a Non-Commissioned officer from the United States Army after serving in Desert Storm. Aslo Taylor attended Kent State University majoring in telecommunications.

Robert Keller - President

Mr. Robert Keller has spent the last two years with the Company to focus his efforts on their long term goals and mission of the Company and bringing his experience in the real estate industry to help further their efforts with commercial and personal insurance services and lending and was an integral part of their acquisition of Tu Beneficios. Prior to joining the Company and for the three years preceding his time at Get Real USA, Inc. Mr. Keller has owned his own consulting business in Mexico offering a unique set of services surrounding property development. Robert is a native of Toronto Canada and lived and studied abroad in Argentina, Mexico, Spain and various areas of Europe. He graduated in 1988 from Brighton University with a Bachelor of Science in Business administration. He has worked the majority of his career in consulting and as a sales and marketing developer of properties in Mexico. When he is not enjoying his passions of business, he spends time with his family and playing tennis and golf.

In the ordinary course of business, the Board plans to maintain an independent compensation committee and an audit committee. At this time, our Board, as a whole, serves as its compensation committee and audit committee. Our Board has determined that none of the directors sitting on the audit committee qualify as a financial expert.

The primary function of the compensation committee is to review and make recommendations to the Board with respect to the compensation, including bonuses, of our officers. The functions of the audit committee are to review the scope of the audit procedures employed by our independent auditors, to review with the independent auditors our accounting practices and policies and recommend to whom reports should be submitted, to review with the independent auditors their final audit reports, to review with our internal and independent auditors our overall accounting and financial controls, to be available to the independent auditors during the year for consultation, to approve the audit fee charged by the independent auditors, to report to the board of directors with respect to such matters, and to recommend the selection of the independent auditors.

In the absence of a separate audit committee our Board of Directors functions as the audit committee and performs some of the same functions of an audit committee, such as recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management’s administration of the system of internal accounting controls.

None of our officers or directors in the last five years has been the subject of any conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses), the entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities; a finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or the entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Other than the foregoing, there are no family relationships among and between our directors, officers, persons nominated or chosen by the Company to become directors or officers, or beneficial owners of more than five percent (5%) of the any class of the Company’s equity securities.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors acting as a whole. During the year ended January 31, 2022, our Board of Director, did not hold a meeting, but took action by unanimous written consent in lieu of a meeting on as needed occasions.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Also Taylor, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mr. Taylor collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties unless the communication is clearly frivolous.

Independence of Board of Directors

None of our directors are independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

During the last two full fiscal years and the current fiscal year or any currently proposed transaction, there are transactions involving the issuer, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year-end for its last three fiscal years, except compensation awarded to executives.

Role in Risk Oversight

Our board is primarily responsible for overseeing our risk management processes. The board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following executives of the Company received compensation in the amounts set forth in the chart below for the fiscal years ended January 31, 2023, and 2022. No other item of compensation was paid to any officer or director of the Company other than reimbursement of expenses.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)(1)	Total ($)
Aslo Taylor, CEO, CFO	2023	$-	$-	$-	$-	$-
Secretary and Director	2022	$-	$-	$-	$-	$-

Robert Keller, President	2023	$-	$-	$-	$-	$-
	2022	$-	$-	$-	$-	$-

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
None.	-	-	-	-	n/a	-	n/a	-	-

Employment Agreements

We have entered into employment agreements with our Chief Executive Officer, Aslo Taylor and our President, Robert Keller. Pursuant to their employment agreements attached as exhibits 6.2 and 6.3, they have agreed to devote a substantial portion of their business and professional time and efforts to our business. For now all executives will forgo compensation besides received equity in the Company.

No compensation has been paid or accrued during the years ended January 31, 2022, and 2021.

Outstanding Equity Awards

During the years ended January 31, 2023, and 2022, our Board of Directors made no equity awards, and no such award is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Disclosure of Conflicts of Interest

There are no conflicts of interest between the Company and any of its officers or directors.

Legal/Disciplinary History

None of Get Real USA, Inc.’s Officers or Directors have been the subject of any criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

None of Get Real USA, Inc.’s Officers or Directors have been the subject of any entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

None of Get Real USA, Inc.’s Officers or Directors have been the subject of any finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

None of Get Real USA, Inc.’s Officers or Directors has been the subject of any entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person’s involvement in any type of business or securities activities.

Director Compensation

The directors receive no compensation for serving as directors. However, the Company may reimburse its directors for any out-of-pocket cost reasonably incurred to attend a Board meeting.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets out, as of March 13, 2023, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 5% of any class of the Company’s voting securities or having the right to acquire those securities.

The table below does not give effect to the following:

Series B Preferred Stock Conversion. The table below does not give effect to the issuance of shares of our common stock upon conversion of the outstanding shares of Series B Preferred Stock, of which 900,000 is owned by our Chief Executive Officer and a Director, Aslo Taylor. At any time, Mr. Taylor has the right to convert the shares of Series B Preferred Stock into a total of 900,000 shares of our common stock. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and “Dilution—Ownership Dilution”).

The following table sets forth certain information regarding our shares of common stock beneficially owned as of March 13, 2023, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this offering circular. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of this offering circular is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is care of the company at the address of: 38276 Pine Creek Place, Murrieta, CA 92562:

Name of Beneficial Owner	Amount of Beneficial Ownership(1)			Percent of Ownership (2) (3)
Aslo Taylor President, CEO, CFO, Treasurer, Secretary, Director	900,000	(2)	Series B Preferred	29%
Chase Edmunds, >5% holder of Series A Preferred Stock		(5)		-
Gary Orten, > 5% shareholder	7,198,461			23.69%
James Bristow, > 5% shareholder	5,198,294			17.11%
Scott Sorensen, >5% shareholder	4,023,821			13.24%
Paul Nonte, >5% shareholder	3,999,615			13.16%
Marylin Folkerts, >5% shareholder	2,807,927			9.24%
John Erickson, >5% shareholder	595,000	(2)		5.27%
	1,600,102	(4)
Robert Keller, President	0			0%
Melvin Crawford >5% shareholder	50,000	(6)		5.52%
All executive officers and directors as a group (2) persons)			0% Common Stock
			0% Series A Preferred
			100% Series B Preferred
			29% Total Common Vote

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.
(2)	Based upon a total of 30,387,209 common shares issued and outstanding, without conversions as of March 13, 2023.
(3)	This includes 900,000 Class B Preferred Stock shares controlled by Aslo Taylor but does not include the 900,000 shares of Class B convertible into 9,000,000 shares of common stock based on conversion rate of 1 to 200.
(4)	John Erickson also owns 595,000 shares of Series A Preferred Stock convertible into a variable amount of common stock shares. John owns 65.67% of the issued and outstanding shares of Series A Preferred Stock.
(5)	Chase Edmunds also owns 125,000 shares of Series A Preferred Stock convertible into a variable amount of common stock shares. Chase owns 13.80% of the issued and outstanding shares of Series A Preferred Stock.
(6)	Melvin Crawford owns 50,000 shares of Series A Preferred Stock convertible into a variable amount shares of common stock. Melvin owns 5.52% of the issued and outstanding shares of Series A Preferred Shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than as reported herein, during the last two full fiscal years and the current fiscal year or any currently proposed transaction, there is no transaction involving the Company, in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for its last three fiscal years.

SECURITIES BEING OFFERED

The Company is offering Shares of its Common Stock. Except as otherwise required by law, the Company’s Articles of Incorporation or Bylaws, each Shareholder shall be entitled to one vote for each Share held by such Shareholder on the record date of any vote of Shareholders of the Company. The Shares of Common Stock, when issued, will be fully paid and non-assessable.

The Company does not expect to create any additional classes of Common Stock during the next 12 months, but the Company is not limited from creating additional classes which may have preferred dividend, voting and/or liquidation rights or other benefits not available to holders of its common stock.

The Company does not expect to declare dividends for holders of Common Stock in the foreseeable future. Dividends will be declared, if at all (and subject to rights of holders of additional classes of securities, if any), in the discretion of the Company’s Board of Directors. Dividends, if ever declared, may be paid in cash, in property, or in shares of the capital stock of the Company, subject to the provisions of law, the Company’s Bylaws and the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sums as the Board of Directors, in its absolute discretion, deems proper as a reserve for working capital, to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the Company, or for such other purposes as the Board of Directors shall deem in the best interests of the Company.

Because this is a best-efforts offering, there is no minimum number of Shares that needs to be sold in order for funds to be released to the Company and for this Offering to hold its first closing.

The minimum subscription that will be accepted from an investor $10,000 (the ‘Minimum Subscription’).

A subscription for $10,000 or more in the Shares may be made only by tendering to the Company the executed Subscription Agreement (electronically or in writing) delivered with the subscription price in a form acceptable to the Company, via check, wire, credit or debit card, or ACH. The execution and tender of the documents required, as detailed in the materials, constitutes a binding offer to purchase the number of Shares stipulated therein and an agreement to hold the offer open until the Expiration Date or until the offer is accepted or rejected by the Company, whichever occurs first.

The Company reserves the unqualified discretionary right to reject any subscription for Shares, in whole or in part. The Company reserves the unqualified discretionary right to accept any subscription for Shares, in an amount less than the Minimum Subscription. If the Company rejects any offer to subscribe for the Shares, it will return the subscription payment, without interest or reduction. The Company’s acceptance of your subscription will be effective when an authorized representative of the Company issues you written or electronic notification that the subscription was accepted.

There are no liquidation rights, preemptive rights, conversion rights, redemption provisions, sinking fund provisions, impacts on classification of the Board of Directors where cumulative voting is permitted or required related to the Common Stock, provisions discriminating against any existing or prospective holder of the Common Stock as a result of such Shareholder owning a substantial amount of securities, or rights of Shareholders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class defined in any corporate document as of the date of filing. The Common Stock will not be subject to further calls or assessment by the Company. There are no restrictions on alienability of the Common Stock in the corporate documents other than those disclosed in this Offering Circular. The Company has engaged Pacific Stock Transfer Co. to serve as the transfer agent and registrant for the Shares. For additional information regarding the Shares, please review the Company’s Bylaws, which are attached to this Offering Circular.

Excepting matters arising under federal securities laws, any disputes between the Company and shareholders shall be governed in reliance on the laws of the state of Nevada. Furthermore, the Subscription Agreement for this Regulation A offering appoints the state and federal courts located in the state of Nevada as having jurisdiction over any disputes related to this Regulation A offering between the Company and shareholders.

DISQUALIFYING EVENTS DISCLOSURE

Recent changes to Regulation A promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013, to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of the no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability to rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register the Offering of the Company’s Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

ERISA CONSIDERATIONS

Trustees and other fiduciaries of qualified retirement plans or IRAs that are set up as part of a plan sponsored and maintained by an employer, as well as trustees and fiduciaries of Keogh Plans under which employees, in addition to self-employed individuals, are participants (together, “ERISA Plans”), are governed by the fiduciary responsibility provisions of Title 1 of the Employee Retirement Income Security Act of 1974 (“ERISA”). An investment in the Shares by an ERISA Plan must be made in accordance with the general obligation of fiduciaries under ERISA to discharge their duties (i) for the exclusive purpose of providing benefits to participants and their beneficiaries; (ii) with the same standard of care that would be exercised by a prudent man familiar with such matters acting under similar circumstances; (iii) in such a manner as to diversify the investments of the plan, unless it is clearly prudent not do so; and (iv) in accordance with the documents establishing the plan. Fiduciaries considering an investment in the Shares should accordingly consult their own legal advisors if they have any concern as to whether the investment would be inconsistent with any of these criteria.

Fiduciaries of certain ERISA Plans which provide for individual accounts (for example, those which qualify under Section 401(k) of the Code, Keogh Plans and IRAs) and which permit a beneficiary to exercise independent control over the assets in his individual account, will not be liable for any investment loss or for any breach of the prudence or diversification obligations which results from the exercise of such control by the beneficiary, nor will the beneficiary be deemed to be a fiduciary subject to the general fiduciary obligations merely by virtue of his exercise of such control. On October 13, 1992, the Department of Labor issued regulations establishing criteria for determining whether the extent of a beneficiary’s independent control over the assets in his account is adequate to relieve the ERISA Plan’s fiduciaries of their obligations with respect to an investment directed by the beneficiary. Under the regulations, the beneficiary must not only exercise actual, independent control in directing the particular investment transaction, but also the ERISA Plan must give the participant or beneficiary a reasonable opportunity to exercise such control and must permit him to choose among a broad range of investment alternatives.

Trustees and other fiduciaries making the investment decision for any qualified retirement plan, IRA or Keogh Plan (or beneficiaries exercising control over their individual accounts) should also consider the application of the prohibited transactions provisions of ERISA and the Code in making their investment decision. Sales and certain other transactions between a qualified retirement plan, IRA or Keogh Plan and certain persons related to it (e.g., a plan sponsor, fiduciary, or service provider) are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of a qualified retirement plan, IRA or Keogh Plan may cause a wide range of persons to be treated as parties in interest or disqualified persons with respect to it. Any fiduciary, participant or beneficiary considering an investment in Shares by a qualified retirement plan IRA or Keogh Plan should examine the individual circumstances of that plan to determine that the investment will not be a prohibited transaction. Fiduciaries, participants or beneficiaries considering an investment in the Shares should consult their own legal advisors if they have any concern as to whether the investment would be a prohibited transaction.

Regulations issued on November 13, 1986, by the Department of Labor (the “Final Plan Assets Regulations”) provide that when an ERISA Plan or any other plan covered by Code Section 4975 (e.g., an IRA or a Keogh Plan which covers only self-employed persons) makes an investment in an equity interest of an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the underlying assets of the entity in which the investment is made could be treated as assets of the investing plan (referred to in ERISA as “plan assets”). Programs which are deemed to be operating companies or which do not issue more than 25% of their equity interests to ERISA Plans are exempt from being designated as holding “plan assets.” Management anticipates that we would clearly be characterized as “operating” for the purposes of the regulations, and that it would therefore not be deemed to be holding “plan assets.”

Classification of our assets as “plan assets” could adversely affect both the plan fiduciary and management. The term “fiduciary” is defined generally to include any person who exercises any authority or control over the management or disposition of plan assets. Thus, classification of our assets as plan assets could make the management a “fiduciary” of an investing plan. If our assets are deemed to be plan assets of investor plans, transactions which may occur in the course of its operations may constitute violations by the management of fiduciary duties under ERISA. Violation of fiduciary duties by management could result in liability not only for management but also for the trustee or other fiduciary of an investing ERISA Plan. In addition, if our assets are classified as “plan assets,” certain transactions that we might enter into in the ordinary course of our business might constitute “prohibited transactions” under ERISA and the Code.

Under Code Section 408(i), as amended by the Tax Reform Act of 1986, IRA trustees must report the fair market value of investments to IRA holders by January 31 of each year. The Service has not yet promulgated regulations defining appropriate methods for the determination of fair market value for this purpose. In addition, the assets of an ERISA Plan or Keogh Plan must be valued at their “current value” as of the close of the plan’s fiscal year in order to comply with certain reporting obligations under ERISA and the Code. For purposes of such requirements, “current value” means fair market value where available. Otherwise, current value means the fair value as determined in good faith under the terms of the plan by a trustee or other named fiduciary, assuming an orderly liquidation at the time of the determination. We do not have an obligation under ERISA or the Code with respect to such reports or valuation although management will use good faith efforts to assist fiduciaries with their valuation reports. There can be no assurance, however, that any value so established (i) could or will actually be realized by the IRA, ERISA Plan or Keogh Plan upon sale of the Shares or upon liquidation of us, or (ii) will comply with the ERISA or Code requirements.

The income earned by a qualified pension, profit sharing or stock bonus plan (collectively, “Qualified Plan”) and by an individual retirement account (“IRA”) is generally exempt from taxation. However, if a Qualified Plan or IRA earns “unrelated business taxable income” (“UBTI”), this income will be subject to tax to the extent it exceeds $1,000 during any fiscal year. The amount of unrelated business taxable income in excess of $1,000 in any fiscal year will be taxed at rates up to 36%. In addition, such unrelated business taxable income may result in a tax preference, which may be subject to the alternative minimum tax. It is anticipated that income and gain from an investment in the Shares will not be taxed as UBTI to tax exempt shareholders, because they are participating only as passive financing sources.

DIVIDEND POLICY

Subject to preferences that may be applicable to any then-outstanding shares of Preferred Stock, if any, and any other restrictions, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We and our predecessors have not declared any dividends in the past. Further, we do not presently contemplate that there will be any future payment of any dividends on Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has been a limited market for our Common Stock on the OTC Markets. Future sales of substantial amounts of our Common Stock, or securities or instruments convertible into our Common Stock, in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Upon completion of this Offering, assuming the maximum amount of shares of Common Stock offered in this Offering are sold, there will be 130,387,209 shares of our Common Stock outstanding.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

INVESTOR ELIGIBILITY STANDARDS & ADDITIONAL INFORMATION ABOUT THE OFFERING

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A+. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 1, Regulation A+ offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act. If you meet one of the following tests you should qualify as an accredited investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (Investment Company Act), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on the date on which the SEC initially qualifies this Offering Statement (the Qualification Date) and will terminate on the Termination Date.

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to us a Subscription Agreement; and

2.	Deliver funds directly to the Company’s designated bank account via check, bank wire transfer (pursuant to the wire transfer instructions set forth in our Subscription Agreement) or electronic funds transfer via wire transfer.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement, you may not revoke or change your subscription or request your subscription funds. All submitted subscription agreements are irrevocable.

Under Rule 251 of Regulation A+, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase our Common Stock shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that such investor is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

MARKET INFORMATION

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock is currently trading on the OTC-PINK market under the symbol “GTRL”. The following sets forth the high and low closing prices of the Company’s Common Stock in the US for the three most recent quarters and each quarter during the preceding two fiscal years.

The prices for the Company’s common stock quoted by brokers are not necessarily a reliable indication of the value of the Company’s common stock.

Closing Price	High	Low
Year Ended January, 2022
First Quarter	$0.57	$0.06
Second Quarter	$0.40	$0.11
Third Quarter	$0.39	$0.06
Fourth Quarter	$0.35	$0.01

Year Ended January, 2021
First Quarter	$0.17	$0.04
Second Quarter	$0.15	$0.04
Third Quarter	$0.28	$0.06
Fourth Quarter	$0.51	$0.08

Holders of Common Equity:

On March 13, 2023 there were approximately 185 shareholders of record of the Company’s common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owner’s common stock whose shares are held in the names of various securities brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Pacific Stock Transfer Company, 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119. The phone number of the transfer agent is (702) 361-3033.

DESCRIPTION OF CAPITAL STOCK

The Company’s Articles of Incorporation (the “Articles of Incorporation”) authorize us to issue (a) 1,250,000,000 shares of Common Stock, par value $0.0001 per share, of which, 30,387,209 shares are issued and outstanding as of March 13, 2023, and (b) 23,000,000 shares of Class A Preferred Stock, $0.01 par value per share, no shares were issued and outstanding on March 13, 2023, (c) 1,000,000 shares of Class B Preferred Stock, $0.01 par value per share, 900,000 of which were issued and outstanding on March 13, 2023, and (d) 1,000,000 shares of Series A Preferred Stock, $0.0001 par value per share, 906,000 of which were issued and outstanding on March 13, 2023.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of Preferred Stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the Common Stock. The rights of the holders of Common Stock are subject to any rights that may be fixed for holders of Preferred Stock, when and if any Preferred Stock is authorized and issued. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorized the issuance of up to 23,000,000 shares of Class A Preferred Stock, up to 1,000,000 shares of Series A Preferred Stock and 1,000,000 shares of Class B Preferred Stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Director.

Series A Preferred Stock

The Company filed a Certificate of Designation that authorized the issuance of up to one million (1,000,000) shares of series A Preferred Stock and established the rights, preferences, and limitations thereof.

The Series A shall be entitled to receive cash dividends from funds legally available therefor as and when declared by the Board of Directors at such time or times when dividends are declared on the Company’s common stock.

In the event of any consolidation or merger of the Company which is in the nature of the winding up of the Corporation’s business or sale of all or substantially all of the Company’s assets (a “Liquidation”), each holder of record of shares of Series A Preferred Stock shall be entitled to be paid in Common Stock, in respect of each such share the amount of one hundred (100) shares of the Company’s common stock (par value $0.001) up to the date of such Liquidation.

Each of the shares of the Series A Preferred Stock shall be automatically converted into one hundred (100) shares of the Company’s common stock within thirty (30) days after the first date at which: (1) the Company shall have sufficient authorized but unissued shares of its common stock available for the conversion of all Series A Preferred Stock then outstanding; and (2) upon any reasonable notice to all of the holders of the Series A Preferred Stock.

The Company shall have no right to call or redeem the Series A Preferred Stock at any time.

Each share of the Series A Preferred Stock shall be entitled, on all matters on which any of the shareholders are required or permitted to vote, to one hundred (100) votes per share. The holders of the Series A Preferred Stock shall vote together with the Common Stock shareholders and not as a separate class. So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the total number of shares of the Series A Preferred Stock then outstanding voting separately as a class, alter or change, in any material respect, the rights, preferences or privileges or the restrictions of the shares of the Series A Preferred Stock whether by amendment of the Company’s Certificate of Designation of Preferences or otherwise

The summary of the rights, privileges and preferences of the Series A Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation, a copy of which is an exhibit hereto.

As of the date of this Prospectus, 906,000 shares of Series A have been issued and are outstanding.

Class B Preferred Stock

The Company filed a Certificate of Designation that authorized the issuance of up to one million (1,000,000) shares of Class B Preferred Stock and established the rights, preferences, and limitations thereof.

The Class B shall be entitled to receive cash dividends from funds legally available therefor as and when declared by the Board of Directors at such time or times when dividends are declared on the Company’s common stock

In the event of any consolidation or merger of the Company which is in the nature of the winding up of the Corporation’s business or sale of all or substantially all of the Company’s assets (a “Liquidation”), each holder of record of shares of Series B Preferred Stock shall be entitled to be paid in Common Stock, in respect of each such share the amount of two hundred (200) shares of the Company’s common stock (par value $0.001) up to the date of such Liquidation.

Each of the shares of the Class B Preferred Stock shall be automatically converted into two hundred (200) shares of the Company’s common stock within thirty (30) days after the first date at which: (1) the Company shall have sufficient authorized but unissued shares of its common stock available for the conversion of all Series A Preferred Stock then outstanding; and (2) upon any reasonable notice to all of the holders of the Series A Preferred Stock.

The Company shall have no right to call or redeem the Class B Preferred Stock at any time.

Each share of the Class B Preferred Stock shall be entitled, on all matters on which any of the shareholders are required or permitted to vote, to two hundred (200) votes per share. The holders of the Class B Preferred Stock shall vote together with the Common Stock shareholders and not as a separate class. So long as any shares of the Class B Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the total number of shares of the Class B Preferred Stock then outstanding voting separately as a class, alter or change, in any material respect, the rights, preferences or privileges or the restrictions of the shares of the Class A Preferred Stock whether by amendment of the Company’s Certificate of Designation of Preferences or otherwise

The summary of the rights, privileges and preferences of the Class B Preferred Stock described above is qualified in its entirety by reference to the Certificate of Designation, a copy of which is an exhibit hereto.

As of the date of this Prospectus, 900,000 shares of Class B have been issued and are outstanding.

Transfer Agent

The transfer agent for our common stock is Pacific Stock Transfer Company, 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119; phone: (702) 361-3033.

LEGAL MATTERS

The validity of the common stock offered by this offering circular will be passed upon for us by William B Barnett, Esq. Hemet, California.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Financial Statements for the nine months ended October 31, 2022, and 2021

Unaudited Financial Statements for the Years Ended January 31, 2022, and 2021

Get Real USA, Inc.

CONSOLIDATED BALANCE SHEETS

As of October 31, 2022, and January 31, 2022

Unaudited

	Balance 10/31/2022	Balance 01/31/2022
Assets
Current Assets
Cash	$2,751	$56,948
Accounts receivables	251,801	-
Other current assets	735	153
Total Current Assets	255,675	57,101

Fixed assets, net
Goodwill	492	492
	74,472	74,472

Total Assets	$330,252	$132,065

Liabilities
Current Liabilities
Accounts Payable and accrued liabilities	$254,396	$33,202
Convertible notes, net	286,050	156,050
Total Current Liabilities	540,446	189,252

Total Liabilities	540,446	189,252

Stockholders’ Deficit
Preferred Class A Stock, par value $0.01, 23,000,000 shares authorized, no shares issued and outstanding as of October 31, 2022, and January 31, 2022.	-	-
Preferred Class B Stock, par value $0.01, 1,000,000 shares authorized, 900,000 shares issued and outstanding as of October 31, 2022, and January 31, 2022.	9,000	9,000
Preferred Series A Stock, par value $0.0001, 1,000,000 shares authorized, 906,000 shares issued and outstanding as of October 31, 2022, and January 31, 2022.	92	92
Common Stock, $0.0001 par value, 1,250,000,000 shares authorized, 30,387,209 shares issued and outstanding as of October 31, 2022, and January 31, 2022	3,038	3,038
Additional Paid In Capital	2,089,661	2,089,661
Accumulated deficit	(2,311,985)	(2,158,978)
Total Stockholders’ Deficit	(210,194)	(57,187)
Total Liabilities and Stockholders’ Deficit	$330,252	$132,065

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Get Real USA, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS

For the nine months ended October 31, 2022, and 2021

Unaudited

	10/31/22	10/31/21
Revenue	$55,287	$5,192
Cost of Revenue	19,749	-
Gross Profit	35,537	5,192

General and administrative	18,061	15,117
Professional and compensation fees	153,976	67,995
Total Operating Expense	172,037	83,112
Operating Loss	(136,499)	(77,920)
Other Expense
Loss on foreign currency exchange	(1,539)	(18,956)
Interest expense	(14,968)	(6,665)
Total Other Expense	(16,507)	(25,621)
Net Loss	$(153,006)	$(103,541)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Get Real USA, Inc.

Consolidated Statement of Changes in Stockholders’ Deficit

For the nine months ended October 31, 2022, and 2021

Unaudited

For the Nine Months Ended October 31, 2022

	Common Stock, par value		Preferred Stock, Series A		Preferred Stock, Class B		Additional
	$0.0001		par value $0.0001		par value $0.01		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance January 31, 2022	30,387,209	$3,038	906,000	$92	900,000	$9,000	$2,089,661	$(2,158,979)	$(57,187)

Net loss								(153,006)	(153,006)

Balance October 31, 2022	30,387,209	3,038	906,000	92	900,000	9,000	2,089,661	(2,311,985)	(210,194)

For the Nine Months Ended October 31, 2021

	Common Stock, par value		Preferred Stock, Series A		Preferred Stock, Class B		Additional
	$0.0001		par value $0.0001		par value $0.01		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance January 31, 2021	30,387,209	$3,038	797,500	$80	900,000	$9,000	$1,981,173	$(2,055,773)	$(62,482)

Issuance of Series A preferred shares for cash			108,500	12			108,488		108,500

Net loss								(103,541)	(103,541)

Balance October 31, 2021	30,387,209	3,038	906,000	92	900,000	9,000	2,089,661	(2,159,314)	(57,523)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Get Real USA, Inc.

Consolidated Statement of Cash Flows

For the nine months ended October 31, 2022, and 2021

Unaudited

	For the Nine Months Ended 10/31/22	For the Nine Months Ended 10/31/21
Cash flows from operating activities
Net Loss	$(153,006)	$(103,541)
Changes in operating assets and liabilities
Accounts receivable and other current assets	(251,801)	(125,487)
Accounts payable and accrued liabilities	220,174	168,409
Net cash used in operating activities	(184,634)	(53,954)

Financing Activities
Proceeds from convertible notes, net	130,000	-
Proceeds from Series A preferred stock	-	55,000
Net cash provided by financing activities	130,000	55,000

Effect of foreign currency exchange	437	955

Net change in cash	(54,197)	2001
Cash at the beginning of period	56,948	4
Cash at the end of period	$2,751	$2,005

Interest paid during the year, net of capitalized	$-	$-

GET REAL USA, INC.

Notes to the Unaudited Consolidated Financial Statements

For the nine months ended October 31, 2022, and 2021

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Get Real USA, Inc., (the “Company” or “Get Real”), is located in Murrieta, California, and was incorporated in Nevada on June 21, 1995. Although the Company has been engaged in several different businesses, Get Real has recently been restructured and its main business focus is providing loans and insurance services.

Effective February 15, 2018, the Company effected a 1-for-1000 reverse stock split of its issued and outstanding common stock.

The consolidated financial statements (or “financial statement”) of Get Real consist of Taylor Group Corporation (“Taylor Group”) and TU Beneficios SA DE CV (“TB”). The consolidated financial statements are presented in United States dollars.

In August 2021, the Company through its subsidiary TB entered into an agreement with A.N.A. Insurance Company, S.A. DE C.V. (“ANA”) which provide rights to TB for promotion, placement and commercialization of ANA’s products. The Company began recognizing revenues during the fiscal year ended January 31, 2022, from these contracts, as revenues from TB are consolidated as noted above.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”).

The accompanying unaudited financial statements have been prepared on a basis consistent with GAAP for financial information. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the results of operations, financial position and cash flows for the periods presented. The results of operations for the periods are not necessarily indicative of the results expected for any future period.

Principles of Consolidation

The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

Business Combinations

The Company accounts for business combinations using the acquisition method when control is transferred to the Company. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At October 31, 2022, and January 31, 2022, the Company had no cash equivalents.

Fair value of financial instruments

The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Fair Value Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. It also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources.

Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date. An active market for an asset or liability is a market in which transactions for the asset or liability occur with significant frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that are market participants would use in pricing the asset or liability.

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, other current assets, accounts payable, and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at October 31, 2022, and January 31, 2022.

Goodwill

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. Goodwill is not amortized, rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. We perform our annual impairment test at the end of each fiscal year, or more frequently if events or changes in circumstances indicate the asset might be impaired.

Accounting for acquisitions requires us to recognize, separately from goodwill, the assets acquired, and the liabilities assumed at their acquisition-date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition-date fair values of the assets acquired and the liabilities assumed. While we use best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, the estimates are inherently uncertain and subject to refinement.

The impairment model permits, and we utilize, a simplified approach for determining goodwill impairment. In the first step, we evaluate the recoverability of goodwill by estimating the fair value of our reporting unit using multiple techniques, including an income approach using a discounted cash flow model and a market approach. Based on an equal weighting of the results of these two approaches, a conclusion of fair value is estimated. The fair value is then compared to the carrying value of our reporting unit. If the fair value of a reporting unit is less than its carrying value, the Company recognizes this amount as an impairment loss. Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of goodwill over its implied fair value. The Company has not recognized any impairment to its goodwill for the nine months ended October 31, 2022, and 2021.

Convertible Promissory Note

The Company accounts for convertible promissory notes in accordance with ASC 470-20, Debt with Conversion and Other Options. The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Income Statement. If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument with an offset to additional paid-in capital and amortized to interest expense over the life of the debt. There were no notes as of October 31, 2022, and January 31, 2022, with a BCF that would warrant the recording of a debt discount and/or derivative liability.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable and (iv) collectability is reasonably assured. In addition, the Company record will record allowances for accounts receivable that are estimated to not be collected.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, a new standard on revenue recognition. The new standard will supersede existing revenue recognition guidance and apply to all entities that enter into contracts to provide goods or services to customers. The guidance also addresses the measurement and recognition of gains and losses on the sale of certain non-financial assets, such as real estate, property and equipment. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which defers the effective date of the guidance in ASU 2014-09 by one year. This update is now effective for annual and interim period beginning after December 15, 2017, was adopted for the year ended January 31, 2019.

The Company has finalized its assessment of ASU 2014-09 and adopted the standard using the modified retrospective method. The Company concluded that the adoption will not have an impact on the timing of its revenue recognition for revenue. Any cumulative effect from this change would be recorded to the accumulated deficit but as of October 31, 2022, there was no material impact.

Income taxes

The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-based compensation

In December 2004, the FASB issued FASB ASC No. 718, Compensation – Stock Compensation (“ASC No. 718”). Under ASC No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by ASC No. 718. FASB ASC No. 505, Equity Based Payments to Non-Employees, defines the measurement date and recognition period for such instruments. In general, the measurement date is when either (a) a performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB ASC. There are no outstanding options or warrants as of October 31, 2022, or January 31, 2022.

Net loss per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. There were no potentially dilutive shares outstanding as of October 31, 2022, and 2021.

NOTE 3 – GOING CONCERN

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The net loss for the nine months ended October 31, 2022, was $153,006 and the Company has very limited working capital. The Company does not have a source of revenue sufficient to cover its operation costs giving substantial doubt for it to continue as a going concern. The Company will be dependent upon the raising of additional capital through selling of common stock in order to implement its business plan, or merge with an operating company. Management is currently evaluating several investment opportunities which are at various stages of due diligence. Given the complex nature of such investigations and negotiations, management cannot predict when any future investments will be consummated. In connection with the recent business combinations, the Company believes the operations of the subsidiaries acquired will help the Company maintain sufficient capital to further support operations through the near future. There can be no assurance that the Company will be successful in these efforts in order to continue as a going concern.

NOTE 4 – CAPITAL STOCK

The Company’s authorized capital at October 31, 2022 is 1,250,000,000 common shares with a par value of $0.0001 per share, of which there are 30,387,209 shares issued and outstanding. There are 23,000,000 preferred class A shares with a par value of $0.01 per share, of which there are no shares issued and outstanding as of October 31, 2022. There are 1,000,000 preferred class B shares with a par value of $0.01 per share, of which there are 900,000 shares issued and outstanding as of October 31, 2022. There are 1,000,000 preferred Series A shares with a par value of $0.0001 per share, of which there are 906,000 shares issued and outstanding as of the period end. The Company did not issue any shares of common stock during the nine months ended October 31, 2022.

NOTE 5 – INCOME TAXES

Management did not provide any current U.S. federal income tax provision or benefit for the current or any prior periods because the Company has experienced operating losses since inception. Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the financial statements or related disclosures.

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The net deferred tax assets and liabilities included in the financial statements consist of the following amounts at October 31, 2022:

Deferred Tax Assets:
Net operating loss carryforwards	$485,517
Total	485,517
Less valuation allowances	(485,517)

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, historical taxable income including available net operating loss carryforwards to offset taxable income and projected future taxable income in making this assessment.

The Company has federal operating losses of approximately $2.3 million available at October 31, 2022 which, if not used, will begin to expire in 2032. Management believes that the Company has a similar amount of state operating losses available, however the expiration dates have not been determined as the Company has operated in more than one state. Past and future changes in the ownership of the Company may place limitations on the use of these net operating losses and as such will continue to reserve for any potential tax benefit.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

In the previous financial year, the Company issued a number of convertible notes to non-affiliated investors as noted below for cash. The notes are convertible into preferred shares. For the fiscal year ended January 31, 2022, the Company received $50,000 in relation to three convertible notes payable with identical terms that were all issued at a fixed conversion price of $0.02. For the nine months ended October 31, 2022, the Company received $130,000 in relation to four convertible note payable with identical terms that were all issued at a fixed conversion price of $0.02.

Common Stock Notes

From July to September 2017, the Issuer, pursuant to an exemption from registration under the Securities Act of 1933, Rule 506(b) of Regulation D, raised four thousand dollars ($4,000) by conducting debt offering (“Note Offering”) through the issuance of two (2) Convertible Promissory Notes convertible into shares of Common Stock of the Issuer (“Note”). Interest on the outstanding principal balance of the Note is ten percent (10%) and is payable in equal installments of principal and interest amortized over a one (1) year period commencing one (1) year from the anniversary date of the Note (“Maturity Date”). After one (1) year and six (6) months from the anniversary date, the Holder may elect to convert. The Holder of such Note may elect to convert the principal amount (plus accrued interest) into shares of common stock of the Issuer at a price equal to Market Price which shall be equal to fifty percent (50%) of the lowest average of the three (3) lowest trading prices for the twenty (20) consecutive trading days prior to the date on which the Market Price is measured. The Common shares underlying the Notes have not been registered with the SEC and will bear a restrictive legend upon issuance, if converted.

On August 31, 2018, with an effective date as of the date of the original issuance of each Note, the Conversion Price of each Note was amended to be “a price share of the Common Stock equal to four cents ($0.04) per share (“Conversion Price”)”. All other terms remained the same.

Series A Convertible Preferred Stock Notes

Beginning in August 2017, the Issuer, pursuant to an exemption from registration under the Securities Act of 1933, Rule 506(b) of Regulation D, has raised $185,350 by conducting debt offering (“Note Offering”) through the issuance of 47 Convertible Promissory Notes convertible into shares of Series A Convertible Preferred Stock of the Issuer (“Note”). Interest on the outstanding principal balance of the Note is ten percent (10%) and the Notes mature one (1) year and six (6) months from the Date of Issuance (“Maturity Date”). The Holder of such Note may elect, at any time, to convert the principal amount (plus accrued interest) into shares of Series A Convertible Preferred Stock of the Issuer at a price equal to Market Price which shall be equal to fifty percent 50% of the lowest average of the three lowest trading prices for the twenty consecutive trading days prior to the date on which the Market Price is measured. Neither Series A Convertible Preferred Stock underlying the Notes nor the Common Shares underlying the Series A Convertible Preferred Stock have been registered with the SEC and will bear a restrictive legend upon issuance.

On August 31, 2018, with an effective date as of the date of the original issuance of each Note, the Conversion Price of each Note was amended to be “a price share of the Series A Convertible Preferred Shares equal to four cents ($0.04) per share (“Conversion Price”)”. All other terms remained the same.

Promissory Notes

In July 2018, the Issuer, pursuant to an exemption from registration under the Securities Act of 1933, Rule 506(b) of Regulation D, raised four thousand dollars ($4,000) by conducting debt offering (“Note Offering”) through the issuance of four (4) Promissory Notes of the Issuer (“Note”). Interest on the outstanding principal balance of the Note is five percent (5%) and is payable upon Close of Escrow from the date of receiving loan from the lender. The Notes are not convertible into shares of stock of the Issuer. This Note Offering has not been registered.

NOTE 7 – SUBSEQUENT EVENTS

The Company evaluates events that have occurred after the balance sheet date of October 31, 2022, through the date which the financial statements were available to be issued. The Management of the Company determined that there were no other reportable subsequent events to be disclosed.

Get Real USA, Inc.

CONSOLIDATED BALANCE SHEETS

As of January 31, 2022, and January 31, 2021

Unaudited

	Balance 01/31/22	Balance 01/31/21
Assets
Current Assets
Cash	$56,948	$6,009
Other current assets	153	521
Accounts receivables	-	125,137
Total Current Assets	57,101	131,667

Fixed assets, net
Goodwill	492	8,800
	74,472	74,472

Total Assets	$132,065	$214,939

Liabilities
Current Liabilities
Accounts Payable and accrued liabilities	$33,202	$159,388
Convertible notes, net	156,050	101,050
Other current liabilities	-	17,000
Total Current Liabilities	189,252	277,438

Total Liabilities	189,252	277,438

Stockholders’ Deficit
Preferred Class A Stock, par value $0.01, 23,000,000 shares authorized, 0 shares issued and outstanding as of January 31, 2022, and 2021.	-	-
Preferred Class B Stock, par value $0.01, 1,000,000 shares authorized, 900,000 shares issued and outstanding as of January 31, 2022, and 2021.	9,000	9,000
Preferred Series A Stock, par value $0.0001, 1,000,000 shares authorized, 906,000 and 797,500 shares issued and outstanding as of January 31, 2022, and 2021, respectively.	92	80
Common Stock, $0.0001 par value, 1,250,000,000 shares authorized, 30,387,209 shares issued and outstanding as of January 31, 2022, and 2021, respectively	3,038	3,038
Additional Paid In Capital	2,089,661	1,981,173
Accumulated deficit	(2,158,978)	(2,055,790)
Total Stockholders’ Deficit	(57,187)	(62,499)
Total Liabilities and Stockholders’ Deficit	$132,065	$214,939

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Get Real USA, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS

For the Years Ended January 31, 2022, and 2021

Unaudited

	01/31/22	01/31/21
Revenue	$71,795	$139,041
Cost of Revenue	23,838	140,525
Gross Profit	47,957	(1,484)

General and administrative	17,320	33,479
Professional and compensation fees	99,402	161,726
Total Operating Expense	116,722	195,205
Operating Loss	(68,765)	(196,689)
Other Income (Expense)
Loss on foreign currency exchange	(25,371)	21,012
Interest expense	(9,052)	(10,219)
Total Other Income (Expense)	(34,423)	10,793
Net Loss	$(103,188)	$(185,896)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Get Real USA, Inc.

Consolidated Statement of Changes in Stockholders’ Deficit

For the years ended January 31, 2022, and 2021

Unaudited

For the year ended January 31, 2022

	Common Stock, par value		Preferred Stock, Series A		Preferred Stock, Class B		Additional
	$0.0001		par value $0.0001		par value $0.01		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance January 31, 2021	30,387,209	$3,038	797,500	$80	900,000	$9,000	$1,981,173	$(2,055,790)	$(62,499)

Issuance of Series A preferred shares for cash			108,500	12			108,488		108,500

Net loss								(103,188)	(103,188)

Balance January 31, 2022	30,387,209	3,038	906,000	92	900,000	9,000	2,089,661	(2,158,978)	(57,187)

For the year ended January 31, 2021

	Common Stock, par value		Preferred Stock, Series A		Preferred Stock, Class B		Additional
	$0.0001		par value $0.0001		par value $0.01		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance January 31, 2020	1,152,224	$115	782,500	$78	900,000	$9,000	$980,648	$(1,869,894)	$(880,053)

Issuance of common shares for services	1,400,000	140					83,860		84,000

Acquisition of Taylor Group Corporation	27,084,985	2,708					826,742		829,450

Acquisition of Tu Beneficios SA DE CV	750,000	75					74,925		75,000

Issuance of Series A preferred shares for cash			15,000	2			14,998		15,000

Conversion of series A preferred stock									-

Net loss								(185,896)	(185,896)

Balance January 31, 2021	30,387,209	$3,038	797,500	$80	900,000	$9,000	$1,981,173	$(2,055,773)	$(62,499)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Get Real USA, Inc.

Consolidated Statement of Cash Flows

For the years ended January 31, 2022, and 2021

Unaudited

	For the Year Ended 01/31/22	For the Year Ended 01/31/21
Cash flows from operating activities
Net Loss	$(103,188)	$(185,896)
Adjustments:
Stock-based compensation	-	84,000
Non-cash interest expense	-	10,219
Changes in Assets & Liabilities
Accounts receivable and other current assets	(153)	(125,658)
Accounts payable and accrued liabilities	54,330	122,815
Net cash used in operating activities	(49,011)	(94,520)

Financing Activities
Proceeds from convertible notes, net	50,000	86,500
Proceeds from Series A preferred stock	55,000	15,000
Net cash provided by financing activities	105,000	101,500

Effect of foreign currency exchange	955	(971)

Net cash increase	56,944	6,009
Cash at the beginning of period	4	-
Cash at the end of period	$56,948	$6,009

Interest paid during the year, net of capitalized	$-	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Get Real USA, Inc.

Notes to the Unaudited Financial Statements

For the years ended January 31, 2022, and 2021

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Get Real USA, Inc., (the “Company” or “Get Real” or “the Issuer”), is located in La Jolla, California, and was incorporated in Nevada on June 21, 1995. Although the Company has been engaged in several different businesses, current management is developing a new business model and is moving operations in a new direction which involves the acquisition of other targets.

The Issuer’s previous businesses were unrelated to the current business plan. The shareholders have retained seasoned management and consultants to implement the current business plan which entails providing digital marketing services for small and mid-sized businesses and acquiring new targets.

Get Real has recently been restructured and its main business focus is providing digital marketing services for small and mid-sized businesses including website building, e-commerce, search engine optimization, social media campaign boosting, and mobile app development. The Company’s mission is to “level the playing field” with state-of-the-art technology complimented by a seasoned marketing team that provides high-impact strategies and tactics at competitive pricing.

Effective February 15, 2018, the Company effected a 1-for-1000 reverse stock split of its issued and outstanding common stock.

The consolidated financial statements (or “financial statement”) of Get Real consist of Taylor Group Corporation (“Taylor Group”) and TU Beneficios SA DE CV (“TB”), at the year ended January 31, 2021. The consolidated financial statements are presented in United States dollars. Refer to Note 4 for recent acquisitions that were completed by the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”).

The accompanying unaudited financial statements have been prepared on a basis consistent with GAAP for financial information. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the results of operations, financial position and cash flows for the periods presented. The results of operations for the periods are not necessarily indicative of the results expected for any future period.

Principles of Consolidation

The consolidated financial statements include the Company’s accounts and the accounts of its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Business Combinations

The Company accounts for business combinations using the acquisition method when control is transferred to the Company. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At January 31, 2022, and 2021, the Company had no cash equivalents.

Fair value of financial instruments

The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Fair Value Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. It also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources.

Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date. An active market for an asset or liability is a market in which transactions for the asset or liability occur with significant frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that are market participants would use in pricing the asset or liability.

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses, inventory, accounts payable, and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at January 31, 2022, and 2021.

Goodwill

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. Goodwill is not amortized, rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. We perform our annual impairment test at the end of each fiscal year, or more frequently if events or changes in circumstances indicate the asset might be impaired.

Accounting for acquisitions requires us to recognize, separately from goodwill, the assets acquired, and the liabilities assumed at their acquisition-date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition-date fair values of the assets acquired and the liabilities assumed. While we use best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, the estimates are inherently uncertain and subject to refinement.

The impairment model permits, and we utilize, a simplified approach for determining goodwill impairment. In the first step, we evaluate the recoverability of goodwill by estimating the fair value of our reporting unit using multiple techniques, including an income approach using a discounted cash flow model and a market approach. Based on an equal weighting of the results of these two approaches, a conclusion of fair value is estimated. The fair value is then compared to the carrying value of our reporting unit. If the fair value of a reporting unit is less than its carrying value, the Company recognizes this amount as an impairment loss. Impairment losses, limited to the carrying value of goodwill, represent the excess of the carrying amount of goodwill over its implied fair value. The Company did not recognize any impairment during the years ended January 31, 2022, and 2021.

Convertible Promissory Note

The Company accounts for convertible promissory notes in accordance with ASC 470-20, Debt with Conversion and Other Options. The Company evaluates embedded conversion features within convertible debt to determine whether the embedded conversion feature should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in the Income Statement. If the conversion feature does not require recognition of a bifurcated derivative, the convertible debt instrument is evaluated for consideration of any beneficial conversion feature (“BCF”) requiring separate recognition. When the Company records a BCF, the intrinsic value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument with an offset to additional paid-in capital and amortized to interest expense over the life of the debt. There were no notes as of January 31, 2022, and 2021, with a BCF that would warrant the recording of a debt discount and/or derivative liability.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable and (iv) collectability is reasonably assured. In addition, the Company record will record allowances for accounts receivable that are estimated to not be collected.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, a new standard on revenue recognition. The new standard will supersede existing revenue recognition guidance and apply to all entities that enter into contracts to provide goods or services to customers. The guidance also addresses the measurement and recognition of gains and losses on the sale of certain non-financial assets, such as real estate, property and equipment. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of the Effective Date, which defers the effective date of the guidance in ASU 2014-09 by one year. This update is now effective for annual and interim period beginning after December 15, 2017, and was adopted for the year ended January 31, 2019. The Company has finalized its assessment of ASU 2014-09 and adopted the standard using the modified retrospective method. The Company concluded that the adoption will not have an impact on the timing of its revenue recognition for revenue. Any cumulative effect from this change would be recorded to the accumulated deficit but as of January 31, 2021, there was no material impact.

Income taxes

The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-based compensation

In December 2004, the FASB issued FASB ASC No. 718, Compensation – Stock Compensation (“ASC No. 718”). Under ASC No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by ASC No. 718. FASB ASC No. 505, Equity Based Payments to Non-Employees, defines the measurement date and recognition period for such instruments. In general, the measurement date is when either (a) a performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB ASC. There are no outstanding options or warrants as of January 31, 2022, and 2021.

Net loss per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. There were no potentially dilutive shares outstanding as of January 31, 2022, and 2021.

NOTE 3 – GOING CONCERN

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern. This contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The net loss for the years ended January 31, 2022 and 2021, was $103,188 and $185,896, respectively, and the Company has very limited working capital. The Company does not have a source of revenue sufficient to cover its operation costs giving substantial doubt for it to continue as a going concern. The Company will be dependent upon the raising of additional capital through selling of common stock in order to implement its business plan, or merge with an operating company. Management is currently evaluating several investment opportunities which are at various stages of due diligence. Given the complex nature of such investigations and negotiations, management cannot predict when any future investments will be consummated. In connection with the recent business combination discussed in Note 4, the Company believes the operations of the subsidiaries acquired will help the Company maintain sufficient capital to further support operations through the near future. There can be no assurance that the Company will be successful in these efforts in order to continue as a going concern.

NOTE 4 – BUSINESS COMBINATIONS

On February 14, 2020, Get Real USA, Inc., a publicly traded investment and holding company, entered into an agreement with Taylor Group Corporation to acquire 100% of its equity interests by issuing 27,084,984 shares of common stock to the shareholders of Taylor Group. There were no assets acquired as part of this transaction and any outstanding liabilities or debts have been settled and/or spun-off from the company. In addition, the previous executives of the company have tendered their resignations, effective upon the closing.

On August 8, 2020, the Company entered into a share exchange agreement with TU Beneficios SA DE CV, a Mexican corporation. The agreement sets forth that Get Real shall acquire 100% of the issued and outstanding shares of TB Common Stock solely in exchange for an aggregate of 750,000 shares of Get Real. As part of this agreement, TB has become a wholly owned subsidiary of the Company and all operations will be consolidated into the Company’s financial statements in accordance with GAAP and will be accounted for as a business combination under Accounting Standards Codification (“ASC”) 805. The Company has not provided an allocation of the preliminary purchase price as the initial accounting for the acquisition of TB is incomplete as of the date these financial statements were available to be issued.

NOTE 5 – CAPITAL STOCK

The Company’s authorized capital at January 31, 2022, and 2021 is 1,250,000,000 common shares with a par value of $0.0001 per share, of which there are 30,387,209 shares issued and outstanding. There are 23,000,000 preferred class A shares with a par value of $0.01 per share, of which there are no shares issued and outstanding as of the period end. There are 1,000,000 preferred class B shares with a par value of $0.01 per share, of which there are 900,000 shares issued and outstanding as of the period end. There are 1,000,000 preferred Series A shares with a par value of $0.0001 per share, of which there are 797,500 shares issued and outstanding as of the period end.

Activity for the year ended January 31, 2022

During the year ended January 31, 2022, the Company issued 108,500 Series A preferred stock for cash consideration of $108,500.

Activity for the year ended January 31, 2021

During the year ended January 31, 2021, the Company issued 1,400,000 shares of common stock with a fair value for $84,000 for services.

Pursuant to the acquisition of Taylor Group (note 4), the Company issued 27,084,985 shares of common stock for total fair value of $829,450.

Pursuant to the acquisition of TU Beneficios SA de CV (note 4), the Company issued 750,000 shares of common stock for total fair value of $75,000.

During the year ended January 31, 2021, the Company issued 15,000 Series A preferred stock for cash consideration of $108,500.

NOTE 6 – INCOME TAXES

Management did not provide any current U.S. federal income tax provision or benefit for the current or any prior periods because the Company has experienced operating losses since inception. Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the financial statements or related disclosures.

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The net deferred tax assets and liabilities included in the financial statements consist of the following amounts at January 31, 2022:

Deferred Tax Assets:
Net operating loss carryforwards	$453,386
Total	453,386
Less valuation allowances	(453,386)

The net deferred tax assets and liabilities included in the financial statements consist of the following amounts at January 31, 2021:

Deferred Tax Assets:
Net operating loss carryforwards	$431,716
Total	431,716
Less valuation allowances	(431,716)

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, historical taxable income including available net operating loss carryforwards to offset taxable income and projected future taxable income in making this assessment.

The Company has federal operating losses of approximately $2.2 million and $2.1 million available at January 31, 2022, and 2021, respectively, which, if not used, will begin to expire in 2032. Management believes that the Company has a similar amount of state operating losses available, however the expiration dates have not been determined as the Company has operated in more than one state. Changes in the ownership of the Company may place limits on the use of these net operating losses and as such will continue to reserve for any potential tax benefit.

NOTE 7 – CONVERTIBLE NOTES PAYABLE

In the previous financial year, the Company issued convertible notes to non-affiliated investors as noted below for cash. The notes are convertible into preferred shares. For the fiscal year ended January 31, 2022, the Company received $50,000 in relation to 3 convertible notes payable with identical terms that were all issued at a conversion price of $0.02. The balance of all notes as of January 31, 2022, is $156,050 with accrued interest of $36,760.

Common Stock Notes

From July to September 2017, the Issuer, pursuant to an exemption from registration under the Securities Act of 1933, Rule 506(b) of Regulation D, raised four thousand dollars ($4,000) by conducting debt offering (“Note Offering”) through the issuance of two (2) Convertible Promissory Notes convertible into shares of Common Stock of the Issuer (“Note”). Interest on the outstanding principal balance of the Note is ten percent (10%) and is payable in equal installments of principal and interest amortized over a one (1) year period commencing one (1) year from the anniversary date of the Note (“Maturity Date”). After one (1) year and six (6) months from the anniversary date, the Holder may elect to convert. The Holder of such Note may elect to convert the principal amount (plus accrued interest) into shares of common stock of the Issuer at a price equal to Market Price which shall be equal to fifty percent (50%) of the lowest average of the three (3) lowest trading prices for the twenty (20) consecutive trading days prior to the date on which the Market Price is measured. The Common shares underlying the Notes have not been registered with the SEC and will bear a restrictive legend upon issuance, if converted.

On August 31, 2018, with an effective date as of the date of the original issuance of each Note, the Conversion Price of each Note was amended to be “a price share of the Common Stock equal to four cents ($0.04) per share (“Conversion Price”)”. All other terms remained the same.

Series A Convertible Preferred Stock Notes

Beginning in August 2017, the Issuer, pursuant to an exemption from registration under the Securities Act of 1933, Rule 506(b) of Regulation D, has raised $185,350 by conducting debt offering (“Note Offering”) through the issuance of 47 Convertible Promissory Notes convertible into shares of Series A Convertible Preferred Stock of the Issuer (“Note”). Interest on the outstanding principal balance of the Note is ten percent (10%) and the Notes mature one (1) year and six (6) months from the Date of Issuance (“Maturity Date”). The Holder of such Note may elect, at any time, to convert the principal amount (plus accrued interest) into shares of Series A Convertible Preferred Stock of the Issuer at a price equal to Market Price which shall be equal to fifty percent 50% of the lowest average of the three lowest trading prices for the twenty consecutive trading days prior to the date on which the Market Price is measured. Neither Series A Convertible Preferred Stock underlying the Notes nor the Common Shares underlying the Series A Convertible Preferred Stock have been registered with the SEC and will bear a restrictive legend upon issuance.

On August 31, 2018, with an effective date as of the date of the original issuance of each Note, the Conversion Price of each Note was amended to be “a price share of the Series A Convertible Preferred Shares equal to four cents ($0.04) per share (“Conversion Price”)”. All other terms remained the same.

Promissory Notes

In July 2018, the Issuer, pursuant to an exemption from registration under the Securities Act of 1933, Rule 506(b) of Regulation D, raised four thousand dollars ($4,000) by conducting debt offering (“Note Offering”) through the issuance of four (4) Promissory Notes of the Issuer (“Note”). Interest on the outstanding principal balance of the Note is five percent (5%) and is payable upon Close of Escrow from the date of receiving loan from the lender. The Notes are not convertible into shares of stock of the Issuer. This Note Offering has not been registered.

NOTE 8 – SUBSEQUENT EVENTS

The Company evaluates events that have occurred after the balance sheet date of January 31, 2022, through the date which the financial statements were available to be issued. The Management of the Company determined that there were no other reportable subsequent events to be disclosed besides those noted below:

The Company received $75,000 in relation to four convertible note payable with identical terms that were all issued at a fixed conversion price of $0.02.

PART III – EXHIBITS

Index to Exhibits

Exhibits

1.1 Broker-Dealer Agreement with Dalmore Group, LLC

2.1 Certificate of Incorporation

2.2 Certificate of Amendment to the Certificate of Incorporation

2.3 Bylaws

6.1 Share exchange agreement with TU Beneficios SA DE CV

6.2 Aslo Taylor Employment Agreement

6.3 Robert Keller Employment Agreement

12.1 Opinion of counsel as to the legality of the securities

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Murietta, California, on March 13, 2023.

GET REAL USE, INC.

By:	/s/ Aslo Taylor
Aslo Taylor
CEO
March 13, 2023

This Offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Aslo Taylor
Aslo Taylor
Principal Executive Officer, Principal Financial Officer, Director
March 13, 2023

ACKNOWLEDGEMENT ADOPTING TYPED SIGNATURES

The undersigned hereby authenticate, acknowledge, and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

By:	/s/ Aslo Taylor
Aslo Taylor
CEO
March 13, 2023

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